Exhibit 1

                      TRANSACTION IN SHARES OF THE COMPANY


                  The Reporting Persons engaged in the following transactions in Shares of the Company during the past 60 days or since the most recent filing on
Schedule 13D, whichever is less. All transactions involved purchases of Shares on the New York Stock Exchange.


Reporting Person                                            Price Per
With Direct                                                 Share
Beneficial              Date of           Number of         (Excluding
Ownership             Transaction          Shares           Commission)
----------------      -----------         --------          -----------


Greensea                5/28/98            10,100           $19.0866

Greensea                5/29/98            50,000            20.5000

Greenway                5/29/98            50,000            20.5000

Greenbelt               5/29/98            50,000            20.5000